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                     U.S. Securities and Exchange Commission
                             Washington, D. C. 20549

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                                   FORM 8-K/A
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 5, 2002


                           LAIDLAW GLOBAL CORPORATION
             (Exact Name of Registrant as specified in its charter)


           Delaware                   33-37203-D                13-4093923
(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of Incorporation)                                   Identification Number)


                       100 Park Avenue, New York, NY 10017
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code  (212) 376-8800


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Item 4. Changes in Registrant's Certifying Accountant

     On March 5, 2002, Grant Thornton LLP ("Grant") resigned as independent accountant for Laidlaw Global Corporation ("Registrant" or "Laidlaw"). On March 11, 2002, Registrant engaged Richard A. Eisner & Company, LLP as its new independent accountant for fiscal year ended December 31, 2001.

     The reports prepared and issued by Grant on Laidlaw's financial statements for fiscal years ended December 31, 2000 and 1999 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit report for fiscal year ended December 31, 2001 has not been issued but is not delinquent.

     During Registrant's fiscal years ending December 31, 2000 and 1999, there were no disagreements between Laidlaw and Grant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the Registrant, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years.

     In late 2001 Grant advised Laidlaw that it had questions with respect to the cancellation and pricing of stock options of Laidlaw. At the request of Grant, an independent director conducted an investigation and submitted a written report. Subsequently, Laidlaw retained independent counsel who separately submitted its findings. Both reports found that on or about April of 2001, recognizing that its approximately 2.7 million outstanding option were of no value to its employees and associates, Laidlaw cancelled certain outstanding options. In or about October 2001, Laidlaw issued new options at an exercise price of $.25 per share. The reports attributed poor procedural controls to the failure to timely apprize Grant of the corporate actions. Nevertheless, the reports of the independent director and independent counsel concluded that no unlawful or deceptive practices, or fraudulent conduct were engaged in any time by Laidlaw, its employees, officers or board members. The reports did recommend changes in procedural controls, which are being implemented.

     Grant rejected the findings of the reports. On March 5, 2002, Grant notified the Laidlaw Board of Directors that pursuant to Section 10A of the Exchange Act of 1934 (the "Grant Report"), in Grant's belief, an illegal act or acts may have occurred at Laidlaw during 2001. The Report alleged in part "that neither management nor the Board of Directors has taken sufficient steps to determine whether an illegal act has occurred within the meaning of Section 10A of the Exchange Act of 1934. The report then concluded, "We therefore have no basis for evaluating whether management or the Board can take appropriate remedial action. Without the ability to determine accurately the facts and circumstances, it is not possible for the Company or us to decide upon the appropriate accounting for the relevant transaction. In that circumstance, we would be unable to issue an audit report".


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     The Company has filed its response with the Securities and Exchange
Commission vigorously rejecting the contentions of the Grant Report. The response was accompanied by supplemental letters from the independent director and independent counsel, reconfirming their findings in their reports, objecting to the allegations in the Grant Report, rejecting its conclusions and reiterating there was no wrongdoing on Laidlaw's part. The report of the independent counsel went on to specifically state that their "office responded to each issue raised that was pertinent."

     As required by Item 304 (a) (3) of Regulation S-K, Laidlaw has furnished Grant with the disclosure contained in this Item 4 and requested that Grant furnish Laidlaw with a letter addressed to the Securities and Exchange Commission stating that it agrees or disagrees with he statement made by Laidlaw in this Item 4. A copy of the Grant letter to the Securities and Exchange Commission dated March 26, 2002 is filed as Exhibit 16.1 to this Form 8-K/A.


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

                                          LAIDLAW GLOBAL CORPORATION

Date: March 29, 2002                      By: /s/ Harit Jolly
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                                                  Harit Jolly
                                                  President

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                                 Exhibit Index


Exhibit Number                            Exhibits
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   16.1                                   Letter from Grant Thornton, LLP